Exhibit 99.1

Muscle Maker, Inc. Reports Top Line Revenue Over $58 Million for February 2023

Fort Worth, Texas, March 13, 2023 (ACCESSWIRE) — Muscle Maker, Inc. (Nasdaq: GRIL), (the “Company”), today announced that it has achieved top line revenue of over $58 million for the month of February 2023. This revenue announcement marks the achievement of 4 consecutive months above $50 million for the company and demonstrates continued success of its wholly owned Sadot subsidiary.

“We are extremely pleased with February’s revenue results,” stated Michael Roper, CEO. “Sadot’s consistent top line contribution, especially during the traditionally slower season of the annual business cycle, continues to reflect the execution on our strategic vision for the Company.

“We also look forward to reporting our fully audited financials later this month and discussion around the bottom-line impact and our planned initiatives for continued success.”

About Muscle Maker, Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and by direct-to-consumer ready-made meal prep options. Brands include Muscle Maker Grill Restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. The menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu, and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

About Sadot LLC

Sadot is a wholly owned subsidiary of Muscle Maker, Inc. Sadot’s goal is to create a comprehensive, global food company that stretches from sustainable farming, agricultural commodity shipping and trading, distribution, production and ultimately reaches consumers through our restaurant, franchise, and meal prep companies. Sadot currently focuses on international agricultural commodity shipping and trading for items such as soybean meal, wheat, and corn. Shipments are via commercial cargo ships that can range between 25,000 to 75,000 metric tons.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

Frank Pogubila

SVP

Integrous Communications

W - 951.946.5288

E - IR@musclemakergrill.com